UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

January 6, 2005
 Date of Report (date of earliest event reported)

DIGITAL VIDEO SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-28472	77-0333728
(State or Other Jurisdiction of Incorporation or Organization)	Commission File Number	(IRS Employer Identification Number)

430 Cambridge Avenue, Suite 110
Palo Alto, California    94306
(Address of principal executive offices including zip code)

(650) 322-8108
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Section 8 - Other Events

Item 8.01 Other Events.

On January 6, 2005, Digital Video Systems, Inc. (the "Company") received a letter from The Nasdaq Stock Market Listing Qualifications Panel (the "Panel") stating that the Panel had determined to allow the continued listing of the Company's securities on The Nasdaq SmallCap Market. The Panel's decision relates to the appeal the Company made in response to the delisting notice the Company received on October 8, 2004.

The Panel also required the Company to meet two conditions:

(1) On or before January 17, 2005, the Company must provide certified copies of resolutions evidencing shareholder approval of warrants issued to directors and consultants and evidencing shareholder approval of a reverse stock split; and

(2) On or before February 23, 2005, the Company must evidence a closing bid price of at least $1.00 per share and, immediately thereafter, a closing bid price of at least $1.00 per share for a minimum of ten consecutive trading days.

The Company is in the process of providing the requested certified copies of resolutions evidencing shareholder approval of warrants issued to directors and consultants and evidencing shareholder approval of a reverse stock split to The Nasdaq Stock Market.

In connection with the Panel's determination, the Nasdaq Listing and Hearing Review Council (the "Listing Council") may, on its own motion, determine to review any Panel decision within 45 calendar days after January 6, 2005. If the Listing Council determines to review this decision, it may affirm, modify, reverse, dismiss, or remand the decision to the Panel.

Section 9 - Financial Statements and Exhibits

Item 9.01 - Financial Statements and Exhibits

99.1 Press release dated January 12, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

DIGITAL VIDEO SYSTEMS, INC.
By:	/s/ Thomas A. Spanier Thomas A. Spanier Chief Executive Officer

Date: January 12, 2005

Exhibit No.	Description

99.1	Press Release, dated January 12, 2005. Also furnished in PDF format as a courtesy.